Exhibit 99.1

Missy Keney, Investor Relations
701.280.5120 (Office) :: 218.791.6818 (Cell)
missy.keney@alerus.com
investors.alerus.com

FOR IMMEDIATE RELEASE

ALERUS FINANCIAL CORPORATION NAMES JIM COLLINS CHIEF BANKING
AND REVENUE OFFICER

GRAND FORKS, N.D. (May 31, 2022) – Alerus Financial Corporation (Nasdaq: ALRS) (the “Company”) announced today that industry veteran Jim Collins will join the Company as Executive Vice President and Chief Banking and Revenue Officer, effective May 31, 2022.

Mr. Collins is an accomplished executive with nearly 30 years of experience in the financial services industry and extensive expertise in commercial banking. He previously served as the Minnesota regional chief executive officer and president of corporate banking for Old National Bank. Prior to that, he held various executive and leadership roles for Anchor Bank for over 13 years, including senior vice president of commercial banking, market president and regional president. He served as director of commercial, community and wealth when Anchor Bank was acquired by Old National Bank in 2017.

Throughout his career, Mr. Collins has served in various leadership roles, successfully recruiting and retaining top talent, building and guiding teams to consistent growth. As Chief Banking and Revenue Officer, Mr. Collins will lead all revenue-related activities across the Company’s footprint, including balance sheet growth, strategies for client solutions and segmentation, product and administration, and client servicing.

“Jim’s deep understanding of commercial banking and proven leadership skills will deepen our leadership team and he will play an important role in executing our growth plans,” said President and Chief Executive Officer, Katie Lorenson. “Not only is Jim an experienced banker in the industry, but he has also built a strong reputation as being a leader that others want to follow. His willingness to lead from the front lines and dedication to building relationships with team members and clients fit well with our culture and relationship-focused approach to business. Alerus is a growth company with a strong credit culture and a diversified business model which brings unique solutions to clients. With Jim’s leadership, we will continue to build on our recent successes in adding new clients, lifting out teams, and recruiting professionals.”

Mr. Collins holds a bachelor’s degree in business/finance from the University of St. Thomas in St. Paul, Minnesota, and served for 10 years in the U.S. Marine Corps and Marine Reserves as a non-commissioned officer. He is based in Minneapolis.

About Alerus Financial Corporation

Alerus Financial Corporation is a diversified financial services company headquartered in Grand Forks, ND. Through its subsidiary, Alerus Financial, N.A., Alerus provides innovative and comprehensive financial solutions to businesses and consumers through four distinct business segments — banking, retirement and benefits services, wealth management, and mortgage. Alerus provides clients with a primary point of contact to help fully understand the unique needs and delivery channel preferences of each client. Clients are provided with competitive products, valuable insight, and sound advice supported by digital solutions designed to meet the clients’ needs. Alerus Financial banking and wealth management offices are in Grand Forks and Fargo, ND, the Minneapolis-St. Paul, MN metropolitan area and Scottsdale and Mesa, AZ. Alerus Retirement and Benefits plan administration offices are in St. Paul, MN, East Lansing, MI, and Littleton, CO.

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